Shareholders Agreement

This Shareholders Agreement (the “Agreement”) is made and entered into as of April 21, 2016, by and among DSIT Solutions Ltd., an Israeli limited liability company (the “Company”) and the Shareholders of the Company whose names and addresses are listed on Exhibit I attached hereto (each, a “Shareholder” and collectively, the “Shareholders”). The Company and the Shareholders are referred to collectively herein as the “Parties” and separately as a “Party”.

WHEREAS,	the Shareholders hold in the aggregate all of the issued and outstanding capital share of the Company; and

WHEREAS,	the Shareholders desire to set forth in writing certain agreements as hereinafter described regarding their shareholdings of the Company, and relating to the rights and obligations of the Shareholders;

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

1.	Interpretation; Definitions.

	1.1.	The Recitals and Exhibits hereto constitute an integral part hereof.

	1.2.	The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

	1.3.	In this Agreement, unless the context otherwise requires:

		1.3.1.	“Acorn” means Acorn Energy, Inc. or a transferee of its Ordinary Shares (which together with its Permitted Transferees) holds no less than 45% of the issued and outstanding Ordinary Shares of the Company.

		1.3.2.	“Additional Shares” means Ordinary Shares or preferred shares of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said Ordinary Shares or preferred shares, and securities of any type whatsoever that are, or may become, convertible into said Ordinary Shares or preferred shares; provided, however, that “Additional Shares” shall not include (a) Ordinary Shares issued or reserved for issuance upon exercise of options under a share option plan or any other share incentive plan approved by the Company’s Board of Directors granted to officers, directors, employees and consultants of the Company; (b) Ordinary Shares issued pursuant to an IPO; (c) shares issued in connection with share splits, stock dividends and similar events; and (d) securities designated as not being Additional Shares by resolution of the Board of Directors.

		1.3.3.	“Major Shareholder” means a Shareholder who holds no less than 30% of the issued and outstanding Ordinary Shares of the Company.

1.3.4.	“Ordinary Shares” means shares of the Company’s ordinary shares, ILS 0.01 par value per share.

1.3.5.	“Permitted Transferee” means: (i) in the case of a Shareholder which is an entity, transfers from a Shareholder to any other entity which Controls, is Controlled by or is under common Control with, such Shareholder; and (ii) in the case of transfers from a Shareholder who is a trustee to its beneficiaries or an alternate trustee for the same beneficiaries. For the purpose of this definition, “Control” shall mean: the power to direct the management and policies of the entity in question, whether through the ownership of voting securities or appointment of members to the board of directors.

1.3.6.	“Rafael” means Rafael Advanced Defense Systems Ltd or a transferee of its Ordinary Shares (which together with its Permitted Transferees) holds no less than 45% of the issued and outstanding Ordinary Shares of the Company.

1.3.7.	“Significant Individual Shareholders” means each of Mr. Benny Sela, Mr. Michael Barth, Mr. Ran Avgar,Mr. Yitshak Peery, Dan Ben-Dov and Meir Hahami in each case, as long as he is a Shareholder of the Company.

2.	Voting.

	2.1.	Agreement to Vote. Each Shareholder hereby agrees to hold all shares of the Company of any class registered in its/his name from time to time, or with respect to which it shall from time to time hold voting power (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such share) (hereinafter collectively referred to as the “Shares”), subject to, and to vote the Shares at all regular or special meetings of Shareholders (or by written consent) in accordance with and in a manner that is consistent with, the provisions of this Agreement.

	2.2.	Election of Directors. Each Shareholder agrees to vote, or cause to be voted, all of their respective Shares in whatever manner as shall be necessary to ensure that to the Board of Directors of the Company (the “Board”) shall be elected and maintained to be elected of:

2.2.1.	For as long as Rafael and/or its Permitted Transferees holds at least 45% of the Company’s issued and outstanding Shares (not on a fully diluted basis) (“Rafael Threshold”), Rafael shall be entitled to appoint, dismiss and replace three directors. If Rafael’s holdings shall decrease below such 45% of the Company’s issued and outstanding Shares (not on a fully diluted basis), then it shall appoint one director for each 15% of the issued and outstanding share capital of the Company it holds (not on a fully diluted basis).

2.2.2.	For as long as Acorn and/or its Permitted Transferees holds at least 30% and less than 45% of the Company’s issued and outstanding Shares (not on a fully diluted basis) (“Acorn Threshold”), Acorn shall be entitled to appoint, dismiss and replace two directors. If Acorn’s holdings shall decrease below such 30% of the Company’s issued and outstanding Shares (not on a fully diluted basis), then it shall appoint 1 director for so long as it holds at least 15% of the issued and outstanding share capital of the Company (not on a fully diluted basis).

2.2.3.	For as long as Acorn and/or its Permitted Transferees holds at least 45% of the Company’s issued and outstanding Shares (not on a fully diluted basis), and the Significant Individual Shareholders are not entitled to appoint, dismiss and replace any directors of the Company, Acorn shall be entitled to appoint, dismiss and replace three directors.

2.2.4.	For as long as all Significant Individual Shareholders, hold, in aggregate, at least 6% of the Company’s issued and outstanding Shares (not on a fully diluted basis), and Acorn is not entitled to appoint, dismiss and replace three directors of the Company, the Significant Individual Shareholders shall be entitled to appoint, dismiss and replace one director as determined by the majority of the shares held by the Significant Individual Shareholders.

2.2.5.	As long as (i) Acorn holds at least the Acorn Threshold, Acorn shall be eligible to appoint the Chairman of the Board, and (ii) Rafael holds at least the Rafael Threshold, Rafael shall be eligible to appoint the Chairman of the Board. In the event that both Acorn and Rafael are eligible to appoint the Chairman of the Board, then Acorn or Rafael, as the case may be, shall nominate the Chairman for a two-year period (to be replaced by the other Party’s nominee following such two-year period). The Chairman of the Board immediately following the date hereof shall be appointed by [Rafael][Acorn][TBD]. The Chairman of the Board shall have no casting vote.

All Shareholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any Shareholder entitled to designate directors to call a special meeting of Shareholders for the purpose of electing directors.

2.3.	Vacancies. Any director(s) may only be removed from office (by written notice), other than as required by any applicable law, by the Shareholder(s) that designated such director. In the event that a vacancy is created on the Board by the death, disability, retirement, resignation or removal (with or without cause) of a director or otherwise there shall exist or occur any vacancy on the Board, such vacancy may be filled by (and only by) the Shareholders by virtue of which the director whose office was vacated has been appointed and/or by the Shareholders entitled to decide on such appointment in accordance with the provisions of Section 2.2 above, and each Shareholder hereby agrees to vote or take action by written consent, in each case, to the extent such Shareholder shall be entitled to do so, to cause the vacancy to be filled by a designee of the group of Shareholders which had designated or was entitled to designate the director whose position has become vacant, or by a designee of the Board by unanimous consent, as applicable.

2.4.	No Liability for Election of Recommended Directors. No Shareholder, nor any affiliate of any Shareholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.5.	Specific Performance. Each Party acknowledges and agrees that each Party hereto will be irreparably damaged in the event any of the provisions of this Section 2 are not performed by the Parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Shareholders shall be entitled to an injunction to prevent breaches of this Section 2, and to specific enforcement of this Section 2 and its terms and provisions in any action instituted in any court having subject matter jurisdiction.

2.6.	No Proxies. Each Shareholder covenants and agrees that, except (i) as a result of transfers permitted by, and pursuant to and in accordance with, this Agreement, and (ii) as otherwise provided in this Section 2, such Shareholder will have sole voting power with respect to such Shareholder’s Shares and will not grant any proxy with respect to such Shares, enter into any voting trust or other voting agreement or arrangement with respect to such Shares or grant any other rights to vote such Shares other than the agreement to vote such Shares as set forth herein.

2.7.	Appointment by Delivery of Written Notice. Appointment of a director (including any vacancy created) may be effected by delivery of written notice to the Company by the Shareholder(s) entitled to appoint such director, or by the Shareholder(s) that designated the previous incumbent of such vacancy, as applicable. Any such act shall become effective on the date fixed in such notice, or upon the delivery thereof to the Company, whichever is later.

3.	Right of First Offer. Each Major Shareholder shall have a right of first offer with respect to any sale, transfer or other disposal (each, a “Transfer”) of all or any Ordinary Shares by any Shareholder (the “Transferor”) other than with respect to a Transfer to a Permitted Transferee of the Transferor and from the Permitted Transferee back to the original Transferor or to another Permitted Transferee of the original Transferor (collectively, “Excluded Transfers”).

	3.1.	Any Transferor proposing to Transfer all or any of its securities of the Company (the “Offered Shares”), other than in an Excluded Transfer, shall first provide the other Major Shareholder(s) with a written notice stating the identity of the Transferor, the identity of the potential transferee(s) (if known), the number of Shares proposed to be Transferred and an outline of the terms of the proposed Transfer (the “Offer Notice”).

	3.2.	Each other Major Shareholder shall be entitled to submit an offer in respect of all and not less than all of the Offered Shares, by giving the Company and the Transferor a notice to that effect (an “Acceptance”) within thirty days from the date of the Offer Notice (the “Notice Period”). The Acceptance shall be in price, terms and conditions equal to or more favorable than the price, terms and conditions as described in the Offer Notice.

3.3.	If a Major Shareholder provides an Acceptance notice, it shall be required to pay for the Offered Shares by check or wire transfer to a bank account to be designated by the Transferor, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than 45 calendar days after the Acceptances.

If the Acceptances, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the Accepting Shareholders shall acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings of the Company’s capital share as held by all Accepting Shareholders electing to purchase Offered Shares not purchased by the other Accepting Shareholders, provided, however, that no Accepting Shareholders shall be entitled or shall be forced to acquire under the provisions of this Section 3 more than the number of Offered Shares initially accepted by such Accepting Shareholder under the Acceptance. If as a result of the allocation of Offered shares in accordance to this Section 3 Rafael holdings shall increase to over 50% or the Company’s issued and outstanding share capital, Rafael shall be entitled to have any of its rights hereunder (fully or partly) exercised by a third party. After such exercise Rafael shall hold no more than 50% of the issued and outstanding share capital of the Company and the third party shall hold the remaining Offered Shares Rafael was entitled to acquire in according with this Section 3. The exercise of Rafael’s rights by a third party shall not derogate from Rafael’s rights in accordance with this Section 3 in future Transfers.

3.4.	If no Major Shareholder provides the Notice of Acceptance within the said 30 day period, then the Transferor shall be entitled to Transfer all (but not less than all) of the Offered Shares not being accepted in the Acceptance to potential transferee(s), provided, however, that in no event shall the Transferor Transfer any of the Offered Shares to any such potential transferee(s) on price, terms and conditions more favorable to the transferee(s) than those stated in the Offer Notice (it is hereby agreed that a price which shall be 20% lower or higher than the price stated in the Offer Notice shall not be deemed to be a price more favorable to the transferee(s) than the price stated in the Offer Notice), and provided, further, that if the Offered Shares are not Transferred within 120 days after the expiration of the Offer Notice, then they shall again be subject to the provisions of this Section 3.

3.5.	The Transferor shall be bound, upon payment of the offer price, to Transfer to the buying Major Shareholder the Offered Shares. If, after becoming so bound, the Transferor defaults in Transferring the Offered Shares, the Company may receive the purchase price therefor and the Transferor shall be deemed to have appointed any member of the Board as the Transferor’s agent to execute a Transfer of the Offered Shares to the buying Major Shareholder and, upon execution of such Transfer, the Company shall hold the purchase price therefor in trust for the Transferor. A Major Shareholder may assign its right under this Section 3 to any of its Permitted Transferees, provided that the Permitted Transferee first undertakes in writing (providing a copy of such undertaking to the Company) to be bound by all the restrictions contained in this Agreement, as though it were the Shareholder from whom the Company securities were originally Transferred.

3.6.	Notwithstanding anything to the contrary under this Agreement, prior to entering into an agreement or understanding to sell any Shares (and also immediately following the initial approach or conversations regarding such potential sale), the Transferor shall inform Rafael regarding the identity of the proposed Transferee. Such Transfer shall be subject to Rafael prior written consent, which shall be at Rafael sole discretion; provided that with respect to, and only with respect to, Transferees that do not derive (and any of their affiliates do not derive) any portion (or only a trivial portion) of their revenue (directly or indirectly) from defense products or services, such consent shall not be unreasonably withheld or delayed. The Rafael’s prior written consent must be obtained by the Transferor prior to any further approach, negotiation or agreements with such potential transferee(s), and in no event, the Transferor shall Transfer (and the Company shall not register) any of its Shares to any Person that was not approved by Rafael pursuant to the terms of this paragraph.

4.	Reserved.

5.	Rights to Participate in Future Share Issuances.

Subject to the terms and conditions of this Section 5 and applicable securities laws, the Company shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange, any Additional Shares, unless in each case the Company shall have first offered to sell such securities to each Major Shareholder and each of the Significant Individual Shareholders in accordance with the provisions of this Section 5:

	5.1.	The Company shall give notice (the “Issuance Notice”) to each Major Shareholder and each of the Significant Individual Shareholders, stating (i) its bona fide intention to offer such Additional Shares, (ii) the number of such Additional Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Additional Shares.

	5.2.	By notification to the Company within thirty days after the Issuance Notice is deemed received, each Major Shareholder and Significant Individual Shareholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Issuance Notice, up to that portion of such Additional Share which equals the proportion that the total number of Ordinary Shares then outstanding (or issuable upon conversion of any Shares then outstanding) and held, by such Major Shareholder or Significant Individual Shareholder bears to the total number of shares of Ordinary Share then outstanding (or issuable upon conversion of any Shares then outstanding). The closing of any sale pursuant to this Section 5.2 shall occur within the later of 60 days of the date that the Issuance Notice is given and the date of initial sale of Additional Shares pursuant to Section 5.3.

	5.3.	If all Additional Shares referred to in the Issuance Notice are not elected to be purchased or acquired as provided in Section 5.2, the Company may, during the 120 day period following the expiration of the period provided in Section 5.2, offer and sell the remaining unsubscribed portion of such Additional Shares to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the Additional Share within such period the right provided hereunder shall be deemed to be revived and such Additional Share shall not be offered unless first reoffered to the Major Shareholders and Significant Individual Shareholders in accordance with this Section 5.

5.4.	A Major Shareholder may assign its right under this Section 5 to any of its Permitted Transferees, provided that the Permitted Transferee first undertakes in writing (providing a copy of such undertaking to the Company) to be bound by all the restrictions contained in this Agreement, as though it were the Shareholder from whom the Company securities were originally Transferred.

6.	Bring Along.

	6.1.	In the event that Shareholders holding 70% or more of the Company’s issued and outstanding share capital, on a fully diluted basis (the “Selling Shareholders”), receive a bona fide offer from a potential buyer (that is not a Permitted Transferee) to acquire all shares of the Company (the “Acquisition Transaction”) and (i) the Selling Shareholders wish to accept such offer, and (ii) such Acquisition Transaction is conditioned upon the sale of all remaining shares of the Company to such third party, then all Shareholders of the Company shall be required to sell their shares in such Acquisition Transaction, on the same terms as to price per share, payment terms, escrow provisions, indemnification obligations, representations and warranties of shareholders, confidentiality provisions and any other terms relating to their shares or their rights and privileges as shareholders of the Company, provided, however, that the liability of a Shareholder who did not vote in favor of the Acquisition Transaction, with respect to representations and warranties and the indemnification given to the purchaser(s) or acquirer(s), shall in no event exceed the lowest liability incurred by a Shareholder who did vote in favor of the Acquisition Transaction adjusted to reflect the respective holdings proportion of such Shareholders; subject to the consideration payable with respect to each share in each class or series as a result of such transaction is allocated among the holders of share capital of the Company.

	6.2.	All Shareholders shall be given written notice of the Acquisition Transaction and the date designated for the closing thereof (the “Acquisition Transaction Closing”). Notice of the occurrence of the Acquisition Transaction and the date designed for the Acquisition Transaction Closing will be given at least three (3) days in advance. Upon receipt of such notice, each Shareholder shall surrender his, her or its certificate or certificates for all such share to the Company at the place designated in such notice, and shall thereafter receive the consideration payable in such Acquisition Transaction for such shareholder’s Shares, if applicable. On the Acquisition Transaction Closing, all Shares shall be deemed to have been sold, transferred or exchanged in connection with the Acquisition Transaction, and all rights of the Shareholders of capital share with respect to the capital share so sold, transferred or exchanged, will terminate, except only the rights of the Shareholders thereof, upon surrender of their certificate or certificates therefor, to receive the consideration payable to such holders for their share in the Company which have been sold, transferred or exchanged, if any. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.

	6.3.	All certificates evidencing Shares which are required to be surrendered for sale, transfer or exchange in accordance with the provisions hereof shall, from and after the Acquisition Transaction Closing, be deemed to have been retired and cancelled and the Shares represented thereby sold, transferred or exchange for the consideration payable thereupon, for all purposes, notwithstanding the failure of the Shareholder or Shareholders thereof to surrender such certificates on or prior to such Acquisition Transaction Closing.

	6.4.	Each of the Shareholders hereby agrees (a) to execute and deliver all related documentation and take such other action in support of the Acquisition Transaction as shall be reasonably requested by the Company or the Selling Shareholders in order to carry out the terms and provision of this Section 6, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents; and (b) to refrain from exercising any dissenters’ rights or rights of appraisal or similar rights under applicable law at any time with respect to such Acquisition Transaction.

7.	Effect of Failure to Comply.

	7.1.	Any Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each Party hereto acknowledges and agrees that any breach of this Agreement shall result in substantial harm to the other Parties hereto for which monetary damages alone could not adequately compensate. Therefore, the Parties hereto unconditionally and irrevocably agree that any non-breaching Party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or rescission of purchases, sales and other transfers of Shares not made in strict compliance with this Agreement).

	7.2.	If any Shareholder becomes obligated to sell any shares under this Agreement and fail to deliver such Shares in accordance with this Agreement, the purchaser may, at its option, in addition to all other remedies it may have, send to such Shareholder the purchase price for such Shares, as is herein specified and the Company shall cancel on its books the certificate or certificates representing the Shares to be sold.

	7.3.	If any Shareholder purports to sell any Shares in contravention of the terms of this Agreement (a “Prohibited Transfer”), the Major Shareholders and the Significant Individual Shareholders, in addition to such remedies as may be available by law, in equity or hereunder, may require such Shareholder to sell to the Major Shareholders and to the Significant Individual Shareholders the number of Shares that the Major Shareholders and the Significant Individual Shareholders would have been entitled to purchase under this Agreement, had the Prohibited Transfer been affected pursuant to, and in compliance with, the terms of this Agreement. In each case, the sale would be made on the same terms, and subject to the same conditions, as would have applied had the Shareholder not made the Prohibited Transfer, expect that the sale (including, without limitation, the delivery of the Shares or the purchase price, as the case may be) must be made within 90 days after the Major Shareholder and the Significant Individual Shareholder learned of the Prohibited Transfer, as opposed to the time frame otherwise provided herein. Such Shareholder shall also reimburse the Major Shareholders and the Significant Individual Shareholders for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or attempted exercise of the Major Shareholders’ and the Significant Individual Shareholders’ rights hereunder.

8.	No Shareholder Agreement. Except as for that certain Letter Agreement among Acorn and the Significant Individual Shareholders attached hereto as Exhibit A, none of the Significant Individual Shareholders shall enter into any agreements amongst themselves or with any other Shareholder of the Company, whether oral or written, with respect to the Company, without the unanimous written prior approval of the other Parties to this Agreement. Each Significant Individual Shareholder agrees that any such agreement entered into without such written prior approval, will not be valid and will be of no force or effect.

9.	Auditors. The Shareholders of the Company and the Board shall take all actions necessary, as soon as reasonably practicable, to appoint as the independent auditor of the Company a firm of Independent Certified Public Accountants in the State of Israel who is affiliated with one of the “big four” U.S. accounting firms.

10.	Confidentiality and Publicity. Each of the Shareholders acknowledges that in the course of operation of the Company it may obtain confidential and proprietary information concerning the Company. Each of the Shareholders receiving such information (hereinafter referred to as “Confidential Information”) shall (i) maintain the confidentiality of such Confidential Information, and (ii) not disclose it to any person or entity, except to their respective directors, employees, professional advisors and such other representatives who need to know such Confidential Information to perform their work responsibilities. The provisions of this Section 10.1 shall not apply to Confidential Information that: (a) have been known by the receiving Shareholder prior to its disclosure to the recipient; (b) is or becomes public knowledge other than through the receiving Shareholder’s breach of this Agreement; (c) was obtained by the receiving Shareholder from a third party having no obligation of confidentiality with respect to such Confidential Information; or (d) is required to be disclosed by any applicable law or order of any competent court or governmental authority, including any securities exchange regulations.

11.	Miscellaneous.

	11.1.	In the event that after the date of this Agreement, the Company enters into an agreement with any person, company, partnership or other entity (a “Person”) to issue shares of capital share to such Person, then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a Party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit B agreeing to be bound by and subject to the terms of this Agreement as a Shareholder, or, with respect to shares issued upon exercise of options under the Company’s or a subsidiary’s incentive option plans (whether granted prior to or following the date hereof), by executing an agreement to be bound by the terms of this Agreement as a Shareholder, and thereafter such Person shall be deemed a Shareholder for all purposes under this Agreement.

11.2.	Each transferee or assignee of any Shares subject to this Agreement, including any Permitted Transferee, shall be subject to the terms and entitled to the benefits hereof, and, as a condition precedent to the Company’s recognizing such Transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit B. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a Party hereto as if such transferee were the Transferor and such Transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Shareholder hereunder for all intents and purposes. The Company shall not permit the Transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such Transferee shall have complied with the terms of this Section 11.2.

11.3.	The Board and the Shareholders shall take all necessary actions to adopt and maintain an Articles of Association which shall include all the terms and conditions of this Agreement.

11.4.	For purposes of computing any minimum shareholding required for any purposes under this Agreement, each Shareholder and its Permitted Transferees who hold Shares in the Company shall be entitled to aggregate their holdings in order to be considered one Shareholder and shall be entitled to have any of their rights set forth herein exercised by any of its Permitted Transferees.

11.5.	Any term of this Agreement may be amended and the severance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) and this Agreement may be terminated only with the written consent of the Company and the Parties of this agreement holding in aggregate at least 75% of the outstanding Ordinary Shares of the Company, on an as issued basis (provided that any amendment, waiver or termination of the rights with respect to Election of Directors by the Significant Individual Shareholders, stipulated in Section 2.2.3 above, or the rights to participate in future share issuances, stipulated in Section 5 above, shall require the consent of the holders of the majority of the Shares held by the Significant Individual Shareholders if such Significant Individual Shareholders, in aggregate, hold at least 6% of the Company’s issued and outstanding Shares (not on a fully diluted basis), and any amendment, waiver or termination so consented shall be binding upon all of the Parties to this Agreement.

11.6.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction and the Parties hereby consent and submit to the exclusive jurisdiction of the competent courts of Tel Aviv over all matters relating to this Agreement. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that two Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

11.7.	This Agreement constitutes the full and entire agreement, covenants, promises and understandings between the Parties hereto with respect to the subject matter hereof, and supersede any and all prior agreements, understandings, promises and representations made by all or some of the Parties (or by any Party to another), written or oral, concerning the subject matter hereof and the terms applicable hereto.

11.8.	All notices or other communications provided for in this Agreement shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, by facsimile transmission (evidenced by written confirmation of transmission), or electronic mail, addressed as set forth below:

Company	DSIT Solutions Ltd. Rehavan Zeevi 1 Givat Shmuel Fax: 03 531 3322 Attn: CEO E-mail: sela@dsit.co.il

Shareholders	At the addresses set forth in Exhibit I.

or such other address as any Party may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person, by facsimile transmission or by electronic mail shall be deemed to have been given as of one business day after sending thereof, all notices and other communications delivered by overnight air courier shall be deemed to have been given as of the third business day after posting; and all notices and other communications sent by registered mail shall be deemed given five (5) days after posting.

11.9.	If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

[Signature Page to Follow]

IN WITNESS WHEREOF the Parties have signed this Shareholders Agreement as of the date first hereinabove set forth.

COMPANY:

DSIT Solutions Ltd.
By:
Title:

Significant Individual Shareholders

Benny Sela

Michael Barth

Ran Avgar

Yitshak Peery

Acorn:

By:
Title:

Rafael:

By:
Title:

EXHIBIT A

CERTAIN LETTER AGREEMENT

EXHIBIT B

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on ___________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Shareholders Agreement dated as of _____ __, 2016 (the “Agreement”), by and among DSIT Solutions Ltd. (the “Company”) and its Shareholders, as such Agreement may be amended or amended and restated. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital share of the Company (the “Share”) [or options, warrants or other rights to purchase such Share (the “Options”)], and thereafter will be deemed a “Shareholder” for all intents and purposes under the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Share [Options], and any other shares of capital share or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	DSIT Solutions Ltd.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number:

Email: